UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE AGE OF 1934

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

General Dynamics Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☒     No fee required.

☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐     Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 18, 2005

Dear Shareholder:

You are cordially invited to the General Dynamics Corporation 2005 Annual Meeting of Shareholders on Wednesday, May 4, 2005, beginning at 9:00 a.m. local time at the General Dynamics Corporation headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia. The principal items of business at the meeting will be the election of directors and an advisory vote on the selection of the Company’s independent auditors. In addition, shareholders may bring matters before the meeting, as described in the accompanying Proxy Statement. Enclosed with the Proxy Statement are your proxy card and the 2004 Annual Report.

Your vote is important. Please carefully consider the matters to be presented. To ensure that your shares are represented at the meeting, we encourage you to complete and sign the accompanying proxy card and return it promptly in the envelope provided or to use the telephone or Internet voting systems. Kindly indicate whether you plan to attend the meeting so that we can send you an admission card.

Sincerely yours,

Nicholas D. Chabraja

Chairman of the Board of Directors and Chief Executive Officer

2941 Fairview Park Drive, Suite 100

Falls Church, VA 22042-4513

Notice of Annual Meeting of Shareholders to be held May 4, 2005

The 2005 Annual Meeting of Shareholders of General Dynamics Corporation, a Delaware corporation, will be held on May 4, 2005, beginning at 9:00 a.m. local time at the General Dynamics Corporation headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia, for the following purposes:

1.	To elect 12 directors to hold office for one year;

2.	To consider and vote on an advisory basis on the selection of the Company’s independent auditors;

3.	To consider and act upon the two shareholder proposals discussed in the accompanying Proxy Statement, if they are properly presented at the meeting; and

4.	To transact all other business that may properly come before the meeting or any adjournment thereof.

We are enclosing a copy of the 2004 Annual Report with this Notice and Proxy Statement.

The Board of Directors has fixed the close of business on March 11, 2005, as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the 2005 Annual Meeting of Shareholders. It is important that your shares be represented and voted at the meeting. Please complete, sign and return your proxy card at your earliest convenience or use the telephone or Internet voting systems.

By Order of the Board of Directors,

David A. Savner

Secretary

Falls Church, Virginia

March 18, 2005

Proxy Statement

March 18, 2005

The Board of Directors of GENERAL DYNAMICS CORPORATION, a Delaware corporation (the “Company”), is soliciting your proxy for use at the 2005 Annual Meeting of Shareholders to be held on May 4, 2005, beginning at 9:00 a.m. local time, and at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement, and the accompanying Notice of Annual Meeting of Shareholders and proxy card, are being forwarded to holders of the Company’s common stock, par value $1.00 per share (the “Common Stock”), on or about March 18, 2005.

Proposals Submitted for Vote

Proposal 1:  Election of Directors

Nominees.    At the Annual Meeting, you will elect 12 individuals to the Board of Directors. Each director will hold office until the next annual meeting and until his respective successor is elected and qualified or until his earlier resignation or removal. Nominees for re-election this year are Nicholas D. Chabraja, James S. Crown, Lester Crown, William P. Fricks, Charles H. Goodman, Jay L. Johnson, George A. Joulwan, Paul G. Kaminski, John M. Keane, Lester L. Lyles, Carl E. Mundy, Jr. and Robert Walmsley. For biographical information about the individuals standing for election, see “Election of the Board of Directors of the Company – Biographical Information.”

Failure to Stand for Election.    In the event that any nominee for director withdraws or for any reason is unable to serve as a director, the Company will vote your proxy for the remainder of those individuals nominated for director (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Nominating and Corporate Governance Committee of the Board of Directors.

Vote Required.    You may vote for or withhold your vote from any or all director nominees. Assuming a quorum is present, the director nominees will be elected by a plurality of the votes cast in person or represented by proxy at the Annual Meeting and entitled to vote.

The Board of Directors unanimously recommends that you vote FOR all of the nominees listed above.

Proposal 2:  Selection of Independent Auditors

Independent Auditors.    The Audit Committee of the Board of Directors has selected KPMG LLP (“KPMG”) as the Company’s independent auditors for 2005. The Board of Directors is submitting the selection of KPMG as the independent auditors for 2005 to an advisory vote of the shareholders.

Vote Required.    You may vote for, vote against or abstain from voting on this matter. Assuming a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve, on an advisory basis, the selection of the independent auditors.

The Board of Directors unanimously recommends that you vote FOR this proposal.

Proposal 3:  Shareholder Proposal on Future Severance Agreements

Proposal and Proponent.    The Company has been advised by John Chevedden that he intends to present at the Annual Meeting a proposal requesting that the Board of Directors adopt a policy requiring a shareholder vote on the adoption of future severance agreements for senior executives, including the extension, modification or renewal by the Company of certain existing severance agreements for senior executives. See “Shareholder Proposal – Vote on Future Severance Agreements” for the full text of the proposal and the Company’s response.

Vote Required.    You may vote for, vote against or abstain from voting on this matter. Assuming a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve the shareholder proposal.

The Board of Directors unanimously recommends that you vote AGAINST this shareholder proposal.

Proposal 4:  Shareholder Proposal on Foreign Military Sales

Proposal and Proponents.    The Company has been advised by representatives of the Loretto Literary & Benevolent Institution and the other co-signors identified in the section entitled “Shareholder Proposal – Foreign Military Sales” that they intend to present at the Annual Meeting a proposal requesting that the Company provide a comprehensive report of its foreign sales of weapons-related products and services. See “Shareholder Proposal – Foreign Military Sales” for the full text of the proposal and the Company’s response.

Vote Required.    You may vote for, vote against or abstain from voting on this matter. Assuming a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve the shareholder proposal.

The Board of Directors unanimously recommends that you vote AGAINST this shareholder proposal.

Information Regarding Voting

All shareholders of record at the close of business on March 11, 2005 (the “Record Date”), are entitled to vote their shares of Common Stock at the Annual Meeting. On the Record Date, the Company had issued and outstanding 201,040,510 shares of Common Stock.

Annual Meeting Attendance

Attending the Annual Meeting.    All shareholders are welcome to attend the Annual Meeting, whether casting votes in person or by proxy. To receive an admission card, mark the appropriate box on the proxy card or, if voting via the telephone or Internet voting systems, respond affirmatively when prompted regarding attendance. Shareholders without an admission card will be allowed to register at the Annual Meeting.

Quorum.    The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the Record Date is considered a quorum for the transaction of business. If shareholders submit a properly completed proxy or appear at the Annual Meeting to vote in person, their shares of Common Stock will be considered present. Directions to withhold authority to vote for any director, abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum exists. Once a quorum is present, voting on specific proposals may proceed. In the absence of a quorum, the Annual Meeting may be adjourned.

Voting

Voting Procedures.    Shareholders of record on the Record Date have one vote for each share of Common Stock held on each matter that is presented at the Annual Meeting. For Common Stock that is registered in the name of a broker, bank or other nominee (which is commonly referred to as registered in “street name”), nominees will forward proxy materials to beneficial owners of those shares, provide voting instructions and vote the shares at their request. Shareholders may receive more than one proxy card if their shares are registered in different names or are held in more than one account.

Shareholders may cast their vote by:

(i)	Signing and dating each proxy card received and returning each proxy card using the prepaid envelope;
(ii)	Calling 1-877-PRX-VOTE (1-877-779-8683), or outside the United States calling 1-201-536-8073, and following the instructions provided on the phone line;
(iii)	Accessing www.eproxyvote.com/gd and following the instructions provided online; or
(iv)	Attending the Annual Meeting and voting by ballot.

All shares represented by properly executed, completed and unrevoked proxies that are received on time will be voted at the Annual Meeting in accordance with the specifications made in the proxy. If a proxy card is returned but does not specifically direct the voting of shares, the proxy will be voted as follows:

(i)	FOR the election of directors as described in this Proxy Statement;
(ii)	FOR the selection of KPMG as the independent auditors of the Company;
(iii)	AGAINST the two shareholder proposals described in this Proxy Statement; and
(iv)	In accordance with the judgment of the proxy holders as to other matters as may properly come before the Annual Meeting.

Revoking a Proxy.    A proxy may be revoked at any time before it is voted at the Annual Meeting. To revoke a proxy:

(i)	Send written notice of revocation to the Corporate Secretary of the Company;
(ii)	Submit another proxy card that is dated later than the original proxy card;
(iii)	Re-vote by using the telephone or Internet voting systems; or
(iv)	Attend the Annual Meeting and vote by ballot.

Notice of revocation or a subsequent proxy card must be received by the Corporate Secretary of the Company before the vote at the Annual Meeting. For shares held by a nominee, revocation or changes to voting must be made in accordance with instructions from the nominee.

Nominee/Broker Non-Vote.    Broker non-votes occur when nominees do not receive voting instructions regarding a proposal and do not have discretionary voting power with respect to the proposal. Nominees have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine” by the New York Stock Exchange, such as the election of directors and the advisory vote on the selection of KPMG as the independent auditors of the Company addressed by proposals 1 and 2 in this Proxy Statement. On non-routine matters, such as the shareholder proposals described in proposals 3 and 4 in this Proxy Statement, nominees do not have discretion to vote shares without instructions from beneficial owners and thus are not “entitled to vote” on such proposals, resulting in a broker non-vote for those shares.

Effect of Withholding Authority, Abstentions and Broker Non-Votes.

Proposal 1.    Directors are elected by a plurality of the votes cast and entitled to vote. The 12 director nominees who receive the most votes that are properly cast in person or by proxy at the Annual Meeting will be elected. Consequently, if a shareholder withholds his or her authority to vote for any director nominee, such vote will not be taken into account in determining the outcome of the election.

Proposal 2.    The approval of proposal 2 requires an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions will have the effect of a vote against this proposal.

Proposals 3 and 4.    The approval of each of proposals 3 and 4 requires an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on each proposal. Broker non-votes on either proposal will be considered shares not “entitled to vote” on the proposal. Abstentions on either proposal will have the effect of a vote against the proposal.

Voting Tabulation.    Representatives of IVS Associates Inc. will tabulate the vote at the Annual Meeting.

Proxy Solicitation.    The Board of Directors of the Company is soliciting proxies from shareholders. Directors, officers and other employees of the Company may participate in soliciting proxies from the shareholders of the Company by mail, e-mail, telephone or facsimile or in person. In addition, Innisfree M&A Incorporated (“Innisfree”), 501 Madison Avenue, New York, New York, is soliciting brokerage firms, dealers, banks, voting trustees and their nominees.

The Company will pay Innisfree approximately $15,000 for soliciting proxies for the Annual Meeting and will reimburse brokerage firms, dealers, banks, voting trustees, their nominees and other record holders for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the Common Stock. Directors, officers and other employees who participate in soliciting proxies will not receive any compensation from the Company for doing so, other than their usual compensation.

Election of the Board of Directors of the Company

(Proposal 1)

Biographical Information

Below are the directors of the Company standing for re-election at the Annual Meeting.

Nicholas D. Chabraja, 62, Director since 1994.

Chairman and Chief Executive Officer of the Company since June 1997. Vice Chairman from December 1996 to May 1997. Executive Vice President from March 1994 to December 1996. Senior Vice President and General Counsel from January 1993 to March 1994. Director of Ceridian Corporation.

James S. Crown, 51, Director since 1987.

President of Henry Crown and Company (diversified investments) since 2002. Vice President of Henry Crown and Company from 1985 to 2002. Director of J.P. Morgan Chase & Co. and Sara Lee Corporation.

Lester Crown, 79, Director since 1974. Chairman of Henry Crown and Company (diversified investments) since 2002. President of Henry Crown and Company from 1973 to 2002. Director of Maytag Corporation.

William P. Fricks, 60, Director since 2003.

Chairman and Chief Executive Officer of Newport News Shipbuilding Inc. from 1997 to 2001. Chief Executive Officer and President of Newport News Shipbuilding Inc. from 1995 to 1996.

Charles H. Goodman, 71, Director since 1991. Vice Chairman of Henry Crown and Company (diversified investments) since 2002. Vice President of Henry Crown and Company from 1973 to 2002.

Jay L. Johnson, 58, Director since 2003.

Executive Vice President of Dominion Resources, Inc. (electric and gas services) and President and Chief Executive Officer of Dominion Delivery since December 2002. Senior Vice President of Dominion Energy, Inc. from 2000 to 2002. Retired Admiral, U.S. Navy. Chief of Naval Operations of the Navy from 1996 to 2000.

George A. Joulwan, 65, Director since 1998.

Retired General, U.S. Army. Supreme Allied Commander, Europe, from 1993 to 1997. Commander-in-Chief, Southern Command, from 1992 to 1993. President of One Team, Inc. (consulting) since 1999. Adjunct Professor at the National Defense University since 2000. Olin Professor, National Security at the U.S. Military Academy at West Point from 1998 to 2000.

Paul G. Kaminski, 62, Director since 1997.

Under Secretary of U.S. Department of Defense for Acquisition and Technology from 1994 to 1997. Chairman and Chief Executive Officer of Technovation, Inc. (consulting) since 1997. Senior Partner of Global Technology Partners, LLC (investment banking) since 1998. Director of Anteon International Corporation.

John M. Keane, 62, Director since 2004.

Retired General, U.S. Army. Vice Chief of Staff of the Army from 1999 to 2003. President of GSI, LLC (consulting) since January 2004. Member of the Department of Defense Policy Board. Director of MetLife, Inc.

Lester L. Lyles, 58, Director since 2003.

Retired General, U.S. Air Force. Commander of the Air Force Materiel Command from 2000 to 2003. Vice Chief of Staff of the Air Force from 1999 to 2000. Director of MTC Technologies, Inc. and DPL Inc.

Carl E. Mundy, Jr., 69, Director since 1998.

Retired General, U.S. Marine Corps. Commandant of the Marine Corps from 1991 to 1995. President and Chief Executive Officer of the World USO from 1996 to 2000. Member of the Advisory Committee to the Comptroller General of the United States since 2001. Chairman of the Marine Corps University Foundation since 1995. Director of Schering-Plough Corporation.

Robert Walmsley, 64, Director since 2004.

Retired Vice Admiral, Royal Navy. Chief of Defence Procurement for the United Kingdom Ministry of Defence from 1996 to 2003. Senior Advisor to Morgan Stanley & Co. Limited (investment banking) since February 2004. Director of British Energy Group plc and EDO Corporation.

Based on its By-Laws and Corporate Governance Guidelines, the general policy of the Company is not to nominate for election to its Board of Directors individuals who have reached the age of 72. However, the Nominating and Corporate Governance Committee recommended and the Board has unanimously requested that Lester Crown stand for re-election. The Board took this action in recognition of the Crown family’s significant ownership interest in the Company and the continued valuable counsel Lester Crown provides to the Board. Lester Crown has agreed to serve as a director, if elected by the shareholders, but will not serve as the chair of any of the committees of the Board. Lester Crown is the father of James S. Crown. Before the passing of his wife in 2002, Charles H. Goodman was the cousin by marriage of Lester Crown.

The Company’s By-Laws specify that the number of directors will be not less than 5 nor more than 15, as fixed from time to time by the Board. The size of the Board is currently set at 12 members. Each director elected at the Annual Meeting will hold office until the 2006 annual meeting of shareholders and until his respective successor is elected and qualified or until his earlier resignation or removal.

The Board of Directors unanimously recommends that you vote FOR all of the nominees listed above.

Governance of the Company

Board of Directors

The Board of Directors oversees the Company’s business and affairs pursuant to the Delaware General Corporation Law and the Company’s Certificate of Incorporation and By-Laws. The Board is the ultimate decision-making body of the Company, except for those matters reserved to the shareholders.

Corporate Governance Guidelines

The Company’s governance policies, which were adopted by the Board of Directors at the recommendation of the Nominating and Corporate Governance Committee, are embodied in the General Dynamics Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Company’s website (www.generaldynamics.com) or in print to any shareholder upon request. The Board of Directors regularly re-evaluates the Corporate Governance Guidelines to ensure compliance with the rules and regulations of governmental authorities and benchmarks those policies against the best practices of other public companies. The Board of Directors also considers suggestions made by various groups active in corporate governance. The Board may modify existing or adopt additional policies or procedures to comply with new legislation and rule changes made by the Securities and Exchange Commission or the New York Stock Exchange.

Codes of Ethics

Since the inception of a formal ethics program in 1985, the Board and management have devoted significant time and resources to maintaining an active and robust ethics program at the Company. Since 1985, the Company has had a Standards of Business Ethics and Conduct handbook that is applicable to all employees of the Company. As the Company has grown over the years, this handbook has been updated and enhanced on a regular basis and the Company has also adopted two additional ethics codes specifically applicable to the Company’s financial professionals and the Board of Directors. The Code of Ethics for Financial Professionals is intended to supplement the Standards of Business Ethics and Conduct handbook and applies to the Company’s chief executive officer, chief financial officer, controller and any person performing similar functions for the Company. The Code of Conduct for Members of the Board of Directors embodies the commitment of the Board to manage the business of the Company in accordance with the highest standards of ethical conduct. Copies of the foregoing are available on the Company’s website (www.generaldynamics.com) or in print to any shareholder upon request. The Company intends to disclose on its website any amendments to, or waivers from, its Standards of Business Ethics and Conduct, Code of Ethics or Code of Conduct, on behalf of any executive officer, financial professional or director of the Company.

Director Independence

The Board of Directors assesses the independence of the directors of the Company, and examines the nature and extent of any relationships between the Company and its directors, their families and their affiliates. The Board of Directors has concluded that, other than Paul G. Kaminski (as described below) and the Chief Executive Officer of the Company, each nominee to the Board qualifies as an “independent” director in accordance with the rules of the New York Stock Exchange and the director independence guidelines established by the Board (the “Director Independence Guidelines”) as part of the Corporate Governance Guidelines.

A subsidiary of the Company had a consulting agreement with Paul G. Kaminski, which was terminated in June 2003. While no consideration was paid under this arrangement in 2004, New York Stock Exchange rules require companies to look back three years in assessing whether a director is independent based on certain direct and indirect transactions involving the company and the director.

Solely as a result of this look-back provision and the payments to Mr. Kaminski in 2002 under the consulting agreement, the Board has concluded that Mr. Kaminski is not an independent director under the rules of the New York Stock Exchange.

Board Meetings and Attendance

During 2004, the Board of Directors held seven meetings, one of which was a three-day meeting with senior management of the Company. As a group, incumbent directors attended 97 percent of all Board and committee meetings held in 2004. The Company encourages directors to attend each meeting of shareholders. For the 2004 annual meeting of shareholders, all directors then on the Board were in attendance.

Executive Sessions of the Board

Executive sessions of non-management directors are held in connection with all regularly scheduled meetings of the Board of Directors. The chairs of the five standing committees rotate as presiding director at these executive sessions.

Board Committees

The Board of Directors has five standing committees, as described below. Currently, all Board committees are composed entirely of independent, non-employee directors, with the exception of Paul G. Kaminski, who serves on the Benefit Plans and Investment Committee and chairs the Planning and Business Development Committee. The charters for these committees are available on the Company’s website (www.generaldynamics.com).

Audit Committee.    This committee provides oversight on matters relating to accounting, financial reporting, internal control, auditing and regulatory compliance activities. The Audit Committee also selects and evaluates the Company’s independent auditors and evaluates their independence. In addition, this committee reviews the Company’s audited financial statements with management and the independent auditors, recommends whether the audited financial statements should be included in the Company’s annual report on Form 10-K and prepares a report to shareholders to be included in the Company’s proxy statement. This committee held nine meetings in 2004. The Board of Directors has determined that Mr. Fricks, the chair of the Audit Committee, is an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Benefit Plans and Investment Committee.    This committee reviews and monitors the investment and safekeeping of the assets of all trusts established in connection with employee benefit plans of the Company and its subsidiaries. This committee held three meetings in 2004.

Compensation Committee.    This committee establishes and monitors overall compensation programs and policies for the Company. This committee also monitors the performance of key executives, reviews and approves their compensation and evaluates succession planning. This committee held four meetings in 2004.

Nominating and Corporate Governance Committee.    This committee develops and recommends corporate governance guidelines that comply with legal and regulatory requirements. This committee also recommends the director nominees proposed for election at the annual meeting of shareholders or to fill vacancies and newly created directorships between annual meetings. This committee held six meetings in 2004.

Board Member Nominations.    The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders. To recommend a qualified person to serve on the Board of Directors, written notice must be provided to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Falls Church, Virginia 22042. This notice must contain (i) all information for each nominee required to be disclosed in a proxy statement pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) the name and address of the shareholder giving the notice, and the number of shares owned and the length of ownership thereof; (iii) whether the nominee meets the objective criteria for independence of directors under the rules of the New York Stock Exchange and the Director Independence Guidelines; (iv) a description of all arrangements or understandings, and the relationship, between the shareholder and the nominee, as well as any similar arrangement, understanding or relationship between the nominee or the shareholder and the Company; and (v) the written consent of each nominee to serve as a director if elected. The committee will consider and evaluate persons recommended by shareholders in the same manner as potential nominees identified by the Company.

The Nominating and Corporate Governance Committee identifies nominees for director from various sources. In assessing potential nominees, the committee considers the character, background and professional experience of candidates. All nominees should possess good judgment and an inquiring and independent mind. Prior government service or familiarity with the issues affecting defense and aerospace businesses are among the relevant criteria. All nominees must have a reputation for the highest personal and professional ethics, integrity and values. Nominees must also be willing to devote sufficient time and effort to carrying out their duties and responsibilities effectively and should be committed to serving on the Board for an extended period. In addition, nominees must meet the definition of an “independent” director in accordance with the rules of the New York Stock Exchange and the Director Independence Guidelines. The committee will also carefully consider any conflicts of interest.

Planning and Business Development Committee.    This committee reviews the Company’s business plans and business development activities, including international and government relations activities. This committee held three meetings in 2004.

Committee Members.    The committee members for each of the five standing committees are set forth below, with the chair listed first:

Audit	Benefit Plans and Investment	Compensation	Nominating and Corporate Governance	Planning and Business Development
William P. Fricks	Charles H. Goodman	George A. Joulwan	James S. Crown	Paul G. Kaminski
James S. Crown	Lester Crown	James S. Crown	William P. Fricks	Lester Crown
John M. Keane	Paul G. Kaminski	William P. Fricks	Jay L. Johnson	Jay L. Johnson
Lester L. Lyles	John M. Keane	Charles H. Goodman	George A. Joulwan	George A. Joulwan
Carl E. Mundy, Jr.	Carl E. Mundy, Jr.	Jay L. Johnson	Carl E. Mundy, Jr.	John M. Keane
	Robert Walmsley	Lester L. Lyles		Lester L. Lyles
Robert Walmsley

Communications with the Board

Any shareholder or other interested party who has a concern or inquiry regarding the conduct of the Company may communicate directly with the Company’s non-employee directors or the full Board. Communications may be confidential or anonymous. Communications should be submitted in writing to the chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Falls Church, Virginia 22042. All written communications will be received and processed by the Corporate Secretary, and all substantive communications will be referred to the chair of the Nominating and Corporate Governance Committee. All such communications will be reviewed and, if necessary, investigated and addressed by the chair of the Nominating and Corporate Governance Committee, and the status of these communications will be reported to the non-employee directors or the full Board on a quarterly basis.

Employees of the Company and other interested parties may also communicate concerns or complaints regarding the Company’s accounting, internal accounting controls or auditing matters directly to the Audit Committee. Communications may be confidential or anonymous, and can be submitted in writing or reported by telephone. Written communications should be submitted to the chair of the Audit Committee in care of the Ethics Officer of the Company at the address listed above. Telephone reports may be made by employees of the Company via a toll-free hotline number that is provided to all employees. All communications will be reviewed, investigated and addressed in the ordinary course by the Ethics Officer unless otherwise instructed by the Audit Committee. The status of all concerns and complaints will be reported to the Audit Committee on a quarterly basis, or more frequently as determined by the Audit Committee. The Audit Committee may also direct that certain matters be presented to the full Board and may direct special treatment, including the retention of outside advisors or counsel, for any concern or complaint addressed to it.

Director Compensation

The Company pays each director, except Mr. Chabraja, compensation for service on the Board of Directors. Director compensation includes the following:

Annual Retainer	$40,000

Committee Chair Additional Annual Retainer	$5,000

Attendance Fees	$2,000 for each meeting of the Board of Directors; $1,500 for each meeting of any committee; and $2,000 per day for attending strategic or financial planning conferences sponsored by the Company

Annual Equity Award	Approximately $93,300 on the date of award

Each non-employee director has the option of receiving all or part of his annual retainer in the form of Common Stock. In addition, the annual equity award is allocated between non-statutory options and restricted stock in the same ratio as options and restricted stock are allocated to employees who participate in the General Dynamics Corporation Equity Compensation Plan (the “Equity Compensation Plan”).

Stock Ownership Policy

Since the early 1990s, the Company has had a policy regarding stock ownership by its executives that generally requires executives to retain all shares of Common Stock issued to them pursuant to the Company’s equity compensation plans. The policy aligns the interests of executives with those of the shareholders and promotes good governance by requiring executives to retain shares of Common Stock received as part of their compensation until certain ownership levels are satisfied. The policy is tailored to reflect the various roles and responsibilities of the executives of the Company. The Chief Executive Officer must retain outright ownership of Common Stock worth 25 times his base salary. Executive Vice Presidents and Senior Vice Presidents must retain outright ownership of Common Stock worth 10 times their respective base salaries. Vice Presidents must retain outright ownership of Common Stock worth eight times their respective base salaries.

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, and shall not otherwise be deemed filed under such acts.

Audit Committee Report

The Audit Committee of the Board of Directors has furnished the following report.

The Audit Committee has five directors who are neither officers nor employees of the Company, and who meet the current independence requirements of the New York Stock Exchange and Rule 10A-3 of the Exchange Act. The members of the Audit Committee are William P. Fricks (Chair), James S. Crown, John M. Keane, Lester L. Lyles and Carl E. Mundy, Jr. The Board has determined that Mr. Fricks is an “audit committee financial expert” as defined by the Securities and Exchange Commission in Item 401(b) of Regulation S-K. The Audit Committee is governed by a written charter approved by the Board. In accordance with that charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2004, the Audit Committee met nine times.

The Audit Committee has reviewed and discussed with management and KPMG, the Company’s independent auditors for 2004, the Company’s audited financial statements as of December 31, 2004, and for the year ending on that date. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company’s independent auditors are responsible for auditing those financial statements and for expressing an opinion on the conformity of those audited financial statements with GAAP. The Audit Committee also has reviewed and discussed with management, the internal auditors and KPMG, management’s report and KPMG’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. In addition, the Audit Committee has received and reviewed the written disclosures from KPMG required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended. The Audit Committee also has discussed with KPMG its independence and the compatibility of non-audit services with maintaining KPMG’s independence. Based on the foregoing discussions and reviews, the Audit Committee has satisfied itself as to the independence of KPMG.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

This report is submitted by the Audit Committee.

William P. Fricks, Chair
James S. Crown
John M. Keane
Lester L. Lyles
Carl E. Mundy, Jr.

March 1, 2005

The following Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under such acts.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation.

Members of the Compensation Committee

The Compensation Committee has six directors who are neither officers nor employees of the Company, and who meet the independence requirements of the New York Stock Exchange. The members of the Compensation Committee are George A. Joulwan (Chair), James S. Crown, William P. Fricks, Charles H. Goodman, Jay L. Johnson and Lester L. Lyles. All of the directors on the Compensation Committee qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Compensation Philosophy

The Company’s compensation program is designed to attract, retain and motivate officers, key employees and non-employee directors, and to provide them incentives to enhance the growth and profitability of the Company. The program is designed to reward individual and collective performance and to create incentives both for operating performance in the current year and for the long-term benefit of the Company’s business, strongly aligning the interests of management with the interests of the shareholders.

Components of the Compensation Program

The compensation program has three parts: (i) a market-based base salary payable in cash; (ii) an annual performance-based bonus, which is payable in most instances in cash; and (iii) an equity-based incentive award. To set the base salary for each executive officer, the Compensation Committee refers to extensive industry surveys to determine the prevailing market rates for persons holding similar offices and with similar professional experience. The Compensation Committee determines the bonus for each executive officer based on individual, business unit and Company-wide performance for the prior year, using performance goals that are set at the beginning of each year as the benchmark. Finally, the Compensation Committee designs a long-term, equity-based incentive package for each executive officer in order to align the interests of the individual and the Company’s shareholders. Together, these three components create the opportunity for each executive officer to be compensated at competitive levels in relation to industry peers.

Performance Goals

Each executive officer approves performance goals for the managers reporting to him or her. Senior management, as a group, establishes Company and business unit performance goals. These performance goals are then reviewed and adjusted, if appropriate, by the Board of Directors. Designed to contribute to shareholder value, the Company goals include orders, revenue, earnings, free cash flow and return on invested capital. The business unit goals include operating earnings and free cash flow, as well as other financial and programmatic goals tailored to the individual business unit. For 2004, the Company met or exceeded all of its stated financial and operating goals.

Market-Based Base Salary

In setting annual compensation of executive officers, the Compensation Committee reviews the base salaries, bonuses and long-term incentives awarded by peer companies to their executive officers. Each year, the Compensation Committee reviews compensation surveys produced by outside consultants, which include many of the companies within the Standard & Poor’s® Aerospace & Defense Index. The Compensation Committee generally sets base salaries for executive officers at the 50th percentile (mid-point) of market as shown in the survey data.

Performance-Based Bonus

The Compensation Committee’s philosophy is to predicate an individual’s total cash compensation on the achievement of annual performance goals. Accordingly, an executive’s bonus will reflect the achievement of goals established for the individual, his or her business unit and the Company as a whole. Where all of these goals are met, an executive’s bonus will be set so that the executive’s aggregate cash compensation will generally be at or below the 75th percentile of compensation for positions at the same level at comparable companies.

Equity-Based Compensation

The Compensation Committee uses equity-based compensation to focus executives on achieving increased shareholder value for the Company on a long-term basis by tying significant proportions of their total long-term compensation to the Company’s share price over time. Long-term compensation generally consists of stock options and restricted stock. Grants of stock options and restricted stock are awarded to executives pursuant to the Equity Compensation Plan.

Stock options may be granted either as incentive stock options, intended to qualify under Section 422 of the Internal Revenue Code, or as options not qualified under Section 422 of the Internal Revenue Code. All options are issued with an exercise price equal to the fair market value of the Common Stock on the date of grant. No option may be exercised more than five years after the grant date. In addition, no one participant can be granted in any calendar year an award of options to purchase more than 500,000 shares of Common Stock.

A grant of restricted stock is a transfer of shares of Common Stock that are subject to such restrictions as the Compensation Committee may determine. Until the end of the applicable period of restriction, the restricted shares may not be sold, transferred, pledged, assigned or otherwise alienated. During the period of restriction, however, the recipient of restricted stock may vote the shares awarded and will be entitled to the payment of dividends and other distributions on the shares from the date the award is made. No one participant can be granted in any calendar year an award of more than 100,000 shares of restricted stock.

The Compensation Committee believes that the five-year expiration period for stock options and the restriction period for the restricted stock awards motivate plan participants to make timely decisions to enhance the growth and profitability of the Company. In addition, the Compensation Committee believes that the combination of stock option awards and restricted stock awards granted to executives as a component of their total compensation, when considered in conjunction with the Company’s stock ownership policy for executives, strongly aligns the interests of management with the interests of shareholders. See “Governance of the Company – Stock Ownership Policy.”

2004 Equity-Based Compensation Awards

Equity-based compensation for the Company’s executive officers is a multiple of the sum of the executive’s total base salary and performance-based bonus. The multiple is based on industry compensation surveys of the ratio of long-term incentives to cash compensation that peer companies award to their executives. In general, the ratio of long-term compensation to cash compensation for the Company’s executives is in the middle range of such ratios for peer companies.

On March 3, 2004, the Compensation Committee granted stock options that are exercisable at $91.34 (the fair market value of the Common Stock on the date of grant). Fifty percent of these stock options will become exercisable beginning on March 3, 2005. The balance of these stock options will become exercisable beginning on March 3, 2006. These stock options have a term of five years and will expire on March 2, 2009. On March 3, 2004, the Compensation Committee also granted shares of performance restricted stock. The restrictions on this stock will lapse on January 2, 2008.

Compensation of the Chief Executive Officer

In 2004, Mr. Chabraja received a base salary of $1,250,000 for his services as Chairman and Chief Executive Officer of the Company. In establishing Mr. Chabraja’s bonus for 2004, the Compensation Committee considered Mr. Chabraja’s individual performance, the strong performance of the Company during 2004 and the strong performance of the Company under Mr. Chabraja’s seven-and-one-half-year leadership of the Company. Specifically, the Compensation Committee recognized that for 2004 the Company met or exceeded its goals for orders, revenue, free cash flow, earnings per share, business unit cash flow and backlog. The Compensation Committee also acknowledged Mr. Chabraja’s leadership in maintaining management’s focus on earnings and cash flow. In addition, the Compensation Committee recognized that under Mr. Chabraja’s leadership, the Company’s market capitalization and revenues have grown five-fold, its earnings per share have grown at an annual compound rate of 14.0 percent and its total return to shareholders has grown at an annual average rate of 16.5 percent. In recognition of this exceptional, sustained performance, Mr. Chabraja earned a bonus of $2,700,000 for 2004.

The Compensation Committee further determined that Mr. Chabraja’s 2004 base salary and bonus were appropriate in relation to market data and the base salaries of other chief executive officers of companies within the Standard & Poor’s Aerospace & Defense Index, particularly in light of the Company having outperformed the largest of these companies in terms of return on sales and cash flow as a percentage of sales during most of his tenure. The Compensation Committee also determined that Mr. Chabraja’s 2004 base salary and bonus were appropriate in relation to the base salaries of other chief executive officers within Fortune 500® companies of similar size.

Tax Limitations on the Deductibility of Executive Compensation

The Internal Revenue Code imposes a $1,000,000 annual limitation on the amount that the Company may deduct for compensation paid to the Chief Executive Officer and the next four most highly compensated executive officers of the Company (collectively with the Chief Executive Officer, the “Named Executive Officers”), except that “performance-based compensation” (as defined in the Internal Revenue Code) is excluded from the $1,000,000 limitation. Long-term compensation equity grants are generally intended to meet the applicable requirements for “performance-based compensation.”

Other Government Limitations

The Company’s compensation program is designed to increase shareholder value, but the Company must do so in a cost-effective manner for its U.S. government customers. Federal law imposes a cap on the executive compensation costs that may be charged to certain U.S. government contracts. With respect to the Company’s U.S. government contracts that are covered by the cost cap, the Company charges only compensation that is in compliance with the cap.

This report is submitted by the Compensation Committee.

George A. Joulwan, Chair
James S. Crown
William P. Fricks
Charles H. Goodman
Jay L. Johnson
Lester L. Lyles

March 1, 2005

Equity Compensation Plan Information

The following table provides information as of December 31, 2004, with respect to Common Stock that may be issued under the Company’s equity compensation plans.

	(A)	(B)	(C)
Plan category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by shareholders	8,684,946	$76.89	17,967,895

Equity compensation plans not approved by shareholders	0	0	0

Total (a)	8,684,946	$76.89	17,967,895
(a)	As of December 31, 2004, there were 41,433 stock options available for exercise with a weighted-average price of $44.70 in equity compensation plans assumed by the Company in connection with its acquisition of Gulfstream Aerospace Corporation in 1999. No additional awards or grants may be made under those plans.

Five-Year Historical Performance

The following performance graph compares the cumulative total return to shareholders, assuming reinvestment of dividends, on the Common Stock with similar returns for the Standard & Poor’s® 500 Index and the Standard & Poor’s® Aerospace & Defense Index, both of which include the Company.

Executive Compensation

2004 Named Executive Officers

NICHOLAS D. CHABRAJA Chairman and Chief Executive Officer	ARTHUR J. VEITCH Executive Vice President and Group Executive, Combat Systems	MICHAEL J. MANCUSO Senior Vice President and Chief Financial Officer

DAVID A. SAVNER Senior Vice President, General Counsel and Secretary	GERARD J. DEMURO Executive Vice President and Group Executive, Information Systems and Technology

(a)	Reflects awards of restricted stock, as well as performance-based adjustments during 2004 to prior awards of restricted stock.
(b)	Stock options potential value assumes a 5 percent annual stock price appreciation for the option term. See the “Option Grants in Last Fiscal Year” table on page 22.

Summary Compensation

The following table sets forth a summary of the aggregate compensation paid by the Company to each of the Named Executive Officers for services rendered in all capacities to the Company and its subsidiaries for 2004, 2003 and 2002.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (a)	Other Annual Compensation (b)	Long-Term Compensation Awards		All Other Compensation (d)
					Restricted Stock Awards (c)	Securities Underlying Options
Nicholas D. Chabraja Chairman and Chief Executive Officer	2004 2003 2002	$1,250,000 1,100,000 1,050,000	$2,700,000 2,500,000 2,300,000	$380,633 304,535 352,100	$2,726,053 2,771,804 3,932,590	260,150 358,000 208,000	$88,395 78,579 71,245

Arthur J. Veitch Executive Vice President and Group Executive, Combat Systems	2004 2003 2002	$500,000 425,000 400,000	$600,000 525,000 450,000	$68,962 77,182 141,299	$ 402,442 410,104 585,117	39,150 53,200 30,800	$56,601 29,295 27,036

Michael J. Mancuso Senior Vice President and Chief Financial Officer	2004 2003 2002	$500,000 460,000 450,000	$575,000 525,000 515,000	$9,796 68,747 118,182	$395,180 467,849 759,975	39,150 59,400 36,500	$57,169 33,979 31,049

David A. Savner Senior Vice President, General Counsel and Secretary	2004 2003 2002	$465,000 425,000 400,000	$500,000 465,000 435,000	$85,833 101,751 67,224	$336,215 380,477 580,297	32,650 48,200 28,000	$50,672 29,295 27,508

Gerard J. DeMuro Executive Vice President and Group Executive, Information Systems and Technology	2004 2003 2002	$400,000 350,000 255,000	$500,000 350,000 250,000	$259,403 212 234	$309,308 171,900 245,191	28,450 21,800 12,800	$40,237 39,928 24,412
(a)	Bonus payments are reported with respect to the fiscal year for which the related services were rendered, although the actual awards were made in the succeeding year.
(b)	“Other Annual Compensation” includes the following items: (i) non-cash items provided to management, including club memberships; executive office benefits; financial planning services; physical exams; home security systems; special travel, accident and supplementary life insurance; relocation expenses; and the use of aircraft and automobiles owned or leased by the Company (“Perquisites”), which for each Named Executive Officer is in the aggregate equal to or greater than $50,000; and (ii) amounts reimbursed for payment of taxes. The amounts shown include: (A) Perquisites for Mr. Chabraja: for 2004 of $339,954, of which $269,879 relates to personal travel aboard corporate owned aircraft, as required by the Board to help ensure Mr. Chabraja’s safety and accessibility; for 2003 of $257,371, of which $200,203 relates to personal travel; for 2002 of $277,654, of which $209,989 relates to personal travel; (B) Perquisites for Mr. Veitch: for 2003 of $55,108, of which $16,159 relates to executive office benefits; for 2002 of $121,383, of which $34,031 relates to home security systems; (C) Perquisites for Mr. Mancuso: for 2003 of $53,871, of which $19,723 relates to executive office benefits and $14,637 relates to use of an automobile leased by the Company; (D) Perquisites for Mr. Savner: for 2004 of $71,086, of which $18,985 relates to financial planning services; for 2003 of $81,019, of which $31,545 relates to home security systems; for 2002 of $52,431, of which $16,517 relates to executive office benefits and $13,960 relates to use of an automobile leased by the Company; and (E) Perquisites for Mr. DeMuro: for 2004 of $208,344, of which $125,258 relates to relocation expenses.
(c)	Reflects awards, as well as performance-based adjustments during the period presented to certain prior awards of restricted stock made pursuant to a performance formula as described below. The dollar value of such awards is calculated by multiplying the closing market price of the Common Stock on the date of grant by the number of shares of restricted stock awarded. As of December 31, 2004, Mr. Chabraja held a total of 129,718 shares of restricted stock with an aggregate market value of $13,568,503; Mr. Veitch held a total of 19,066 shares of restricted stock with an aggregate market value of $1,994,304; Mr. Mancuso held a total of 22,326 shares of restricted stock with an aggregate market value of $2,335,300; Mr. Savner held a total of 17,996 shares of restricted stock with an aggregate market value of $1,882,382; and Mr. DeMuro held a total of 9,779 shares of restricted stock with an aggregate market value of $1,022,883. Holders of the awards are entitled to vote the shares awarded and to receive dividends or dividend equivalents on the shares from the date of grant. The number of shares of restricted stock awarded on March 3, 2004, is subject to adjustment based on the price of the Common Stock on the grant date as compared to the price over the last 30 trading days of 2005, and an additional restriction period ending January 2, 2008. The number of shares subject to the grant is increased or decreased depending on whether the fair market value of the Common Stock is higher or lower at the end of the measurement period. This adjustment feature is not applicable to restricted stock grants made in 2005.
(d)	“All Other Compensation” reflects (i) amounts contributed by the Company under its Savings and Stock Investment Plan and allocations to the Supplemental Savings and Stock Investment Plan, and (ii) payments by the Company for term life insurance. For 2004, 2003 and 2002, (A) the amounts contributed to the Savings and Stock Investment Plan and allocations to the Supplemental Savings and Stock Investment Plan were as follows: Mr. Chabraja – $73,923, $66,308, $63,308; Mr. Veitch – $52,269, $26,154, $24,100; Mr. Mancuso – $50,077, $28,462, $27,654; Mr. Savner – $46,577, $26,154, $24,515; and Mr. DeMuro – $38,423, $38,571, $23,215; and (B) payments for term life insurance were as follows: Mr. Chabraja – $14,472, $12,271, $7,937; Mr. Veitch – $4,332, $3,141, $2,936; Mr. Mancuso – $7,092, $5,517, $3,395; Mr. Savner – $4,095, $3,141, $2,993; and Mr. DeMuro – $1,814, $1,357, $1,197.

The following table sets forth information with respect to stock options granted during 2004 to the Named Executive Officers:

Option Grants in Last Fiscal Year (a)

	Individual Grants

Name	Number of Securities Underlying Options Granted (b)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Nicholas D. Chabraja	260,150	10.4%	$91.34	3/2/09	$6,565,030	$14,507,000
Arthur J. Veitch	39,150	1.6%	91.34	3/2/09	987,972	2,183,160
Michael J. Mancuso	39,150	1.6%	91.34	3/2/09	987,972	2,183,160
David A. Savner	32,650	1.3%	91.34	3/2/09	823,941	1,820,694
Gerard J. DeMuro	28,450	1.1%	91.34	3/2/09	717,952	1,586,485
(a)	The Company did not grant any stock appreciation rights during 2004.
(b)	Options granted are exercisable 50 percent beginning on the first anniversary of the grant date and the remaining 50 percent beginning on the second anniversary of the grant date.

The following table sets forth information with respect to option exercises during 2004 and options held at the end of 2004 by the Named Executive Officers:

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (a)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Nicholas D. Chabraja	440,000	$24,852,375	597,000	439,150	$17,807,840	$11,978,939
Arthur J. Veitch	24,000	1,515,678	111,700	65,750	4,099,814	1,786,619
Michael J. Mancuso	99,000	4,909,721	109,600	68,850	3,263,482	1,934,334
David A. Savner	52,000	2,874,622	86,800	56,750	2,595,159	1,581,304
Gerard J. DeMuro	4,680	270,726	38,100	39,350	1,140,001	896,632
(a)	Based on the closing price on December 31, 2004, of $104.60, as reported on the New York Stock Exchange.

Retirement Plans

Do the Named Executive Officers participate in a pension plan?    Yes. Each of the Named Executive Officers participates in a defined benefit pension plan (the “Corporate Retirement Plan”) for officers and other eligible salaried employees of the Company and certain of its subsidiaries.

Is there a supplemental plan to account for tax code limits on the pension plans?    Yes. The amounts of benefits that may be paid under corporate retirement plans are limited by the Internal Revenue Code. To the extent any benefits accrued under the Corporate Retirement Plan exceed those limitations, the excess is paid under a separate, non-tax-qualified plan (the “Supplemental Retirement Plan”). Benefits under the Supplemental Retirement Plan are considered general unsecured obligations of the Company.

The table below sets forth projected annual benefits payable at normal retirement age (65) under the Corporate Retirement Plan and the Supplemental Retirement Plan, based on earnings and years of plan participation. For purposes of the table, it has been assumed that each individual will continue as a plan participant until normal retirement age and that annual remuneration will remain constant over this period. Annual remuneration includes salary and annual bonus, but does not include equity grants under the Company’s equity compensation plans. In addition, it has been assumed that each individual will elect to receive the benefit in the form of a single life annuity.

Corporate Retirement Plan Table

Years of Plan Membership
Annual Remuneration	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years
$ 900,000	$60,000	$120,000	$180,000	$240,000	$300,000	$360,000	$420,000
1,000,000	66,667	133,333	200,000	266,667	333,333	400,000	466,667
1,500,000	100,000	200,000	300,000	400,000	500,000	600,000	700,000
2,000,000	133,333	266,667	400,000	533,333	666,667	800,000	933,333
2,500,000	166,667	333,333	500,000	666,667	833,333	1,000,000	1,166,667
3,250,000	216,667	433,333	650,000	866,667	1,083,333	1,300,000	1,516,667
3,500,000	233,333	466,667	700,000	933,333	1,166,667	1,400,000	1,633,333
3,750,000	250,000	500,000	750,000	1,000,000	1,250,000	1,500,000	1,750,000
4,000,000	266,667	533,333	800,000	1,066,667	1,333,333	1,600,000	1,866,667
4,250,000	283,333	566,667	850,000	1,133,333	1,416,667	1,700,000	1,983,333
4,500,000	300,000	600,000	900,000	1,200,000	1,500,000	1,800,000	2,100,000

As of January 1, 2005, the Named Executive Officers were credited with the following years of plan participation under the Corporate Retirement Plan and Supplemental Retirement Plan: Mr. Chabraja, 12 years; Mr. Veitch, 34 years; Mr. Mancuso, 11 years; Mr. Savner, 7 years; and Mr. DeMuro, 19 years.

How is the Corporate Retirement Plan benefit determined?    For the Named Executive Officers, the plan provides a benefit based on final average monthly pay. Final average monthly pay takes into account salary and annual bonus, but does not include equity grants under the Company’s equity compensation plans. See the “Summary Compensation Table” under the caption “Executive Compensation – Summary Compensation” for the salary and bonus amounts earned by the Named Executive Officers. The benefits under the Corporate Retirement Plan are not subject to any reduction for social security or other offset amounts. The table above does not reflect a $94 per month supplement (plus an additional $94 per month for an eligible spouse) available at age 65 for certain eligible employees.

What supplemental retirement benefit agreements does the Company have with the Named Executive Officers?    The Company has entered into retirement benefit agreements with Messrs. Chabraja, Mancuso and Savner to provide supplemental retirement benefits in excess of benefits earned under the Corporate Retirement Plan and the Supplemental Retirement Plan. The Company’s obligations under these agreements are subject to the same level of risk as all other general unsecured obligations of the Company. The terms of these agreements are as follows:

Mr. Chabraja.    Mr. Chabraja’s retirement agreement, dated June 3, 2004, provides that Mr. Chabraja will receive a monthly retirement benefit equal to a minimum of 30 percent of his average monthly salary during a specified period before the end of his service with the Company. This percentage increases by one-half percentage point monthly during his continued employment. If Mr. Chabraja remains an employee of the Company until April 30, 2008, this percentage will be 54 percent. Average monthly salary takes into account salary and bonuses, but does not include equity awards. Based on this retirement benefit formula, if Mr. Chabraja remained an employee of the Company until April 30, 2008, then, assuming his average monthly salary is equal to his base salary and bonus for 2004, he would be entitled to an annual retirement benefit of approximately $2,133,000. In the event Mr. Chabraja’s employment is terminated by the Company before April 30, 2008, because he becomes disabled, because he is terminated without cause or due to a change in control, he will be entitled to the full amount of these retirement benefits as if he had maintained employment with the Company through April 30, 2008, and payment thereof will commence in May 2008. Certain survivor benefits are payable to Mr. Chabraja’s spouse if he should die while an employee of the Company.

Mr. Mancuso.    Mr. Mancuso’s retirement benefit agreement, dated March 6, 1998, provides that Mr. Mancuso will receive upon retirement an annual supplemental lifetime benefit of $100,000 in addition to his Corporate Retirement Plan and Supplemental Retirement Plan benefits. The supplemental retirement benefit will be reduced or eliminated if Mr. Mancuso commits certain acts not in the best interests of the Company. On July 12, 2004, the Company entered into a 2004 Retirement Agreement with Mr. Mancuso (the “2004 Retirement Agreement”). The 2004 Retirement Agreement establishes a retirement time frame for Mr. Mancuso between April 30, 2006, and June 30, 2006, and provides that if Mr. Mancuso remains an employee of the Company until his retirement time frame, Mr. Mancuso will receive an additional annual retirement benefit of $30,000 following his retirement. This additional benefit will be prorated if Mr. Mancuso voluntarily terminates his employment with the Company before his retirement time frame, but will be paid without reduction or offset if his employment ceases because of his death, disability or involuntary termination other than for cause. In addition, if Mr. Mancuso remains an employee of the Company until this retirement time frame, any equity award he receives for 2005 under the Company’s executive compensation program will not be prorated, and any bonus he receives for 2006 will be prorated in accordance with the executive compensation program based on the length of Mr. Mancuso’s actual 2006 employment and then multiplied by two. The maximum amount of any bonus Mr. Mancuso may receive for 2006 will not exceed the amount that Mr. Mancuso would have received if he remained an employee for the entire 2006 calendar year. Certain survivor benefits are payable to Mr. Mancuso’s spouse if he should die before commencement of benefits.

Mr. Savner.    Mr. Savner’s retirement benefit agreement, dated March 4, 1998, provides Mr. Savner with a benefit equal to an additional five years of plan participation under the Corporate Retirement Plan and the Supplemental Retirement Plan. The supplemental retirement benefit is subject to forfeiture in the event that Mr. Savner commits certain acts not in the best interests of the Company. Certain survivor benefits are payable to Mr. Savner’s spouse if he should die before commencement of benefits.

Are the Named Executive Officers eligible to participate in any other supplemental plans?    Yes. The Named Executive Officers participate in the Company’s Supplemental Savings and Stock Investment Plan (the “Supplemental SSIP”), which is a contributory non-qualified deferred compensation plan. The Internal Revenue Code limited 2004 employee contributions to the Company’s 401(k) Savings and Stock Investment Plan (the “SSIP”) to $13,000. The Supplemental SSIP permits the Named Executive Officers and certain other highly compensated participants to contribute a portion of their compensation, and receive a match thereon, which would otherwise be limited by the tax laws applicable to the SSIP. Account balances in the Supplemental SSIP are unfunded and participants are considered general unsecured creditors of the Company. Participants’ account balances have investment returns that are similar to participants’ actual returns under the SSIP. Supplemental SSIP accounts are fully vested after five years of eligible service, but become fully vested immediately before a change in control of the Company.

Employment Agreements and Other Arrangements

What employment agreements or termination arrangements does the Company have with any of the Named Executive Officers?    The Company has entered into agreements governing the employment and termination of employment of certain of its Named Executive Officers, as described below.

Mr. Chabraja.    On June 3, 2004, the Company entered into an employment agreement with Mr. Chabraja, pursuant to which Mr. Chabraja receives a minimum annual salary of $1,250,000 and is eligible for annual bonuses and equity compensation awards. Mr. Chabraja is also eligible for all other benefits and perquisites the Company provides to its senior executive officers. If Mr. Chabraja remains an employee of the Company through April 30, 2008, after his employment ends, he will be entitled to use corporate aircraft for up to a total of 500 hours during his first 10 years of retirement. In addition, after Mr. Chabraja’s retirement, the Company will purchase his residence in Virginia, at his request, and he will be entitled to receive consideration for his moving expenses and office space with administrative support for a period of two years, and be provided with medical coverage for himself and his then-eligible dependents for a period of six months. If Mr. Chabraja is terminated because he becomes disabled, if he is terminated without cause or if a change in control occurs, he will be entitled to the full amounts and benefits as if he had maintained employment with the Company through April 30, 2008.

Severance Protection Agreements.    The Company has entered into a severance protection agreement (a “Severance Protection Agreement”) with each of the Named Executive Officers, each other executive officer and certain key employees. Subject to certain exceptions, each Severance Protection Agreement provides that the executive will be entitled to certain payments and benefits if his or her employment is terminated by the Company without cause or by the executive by reason of a constructive termination in connection with or within 24 months after a “change of control” (defined to include specified stock acquisition, merger and disposition transactions). These benefits will generally include payment of all accrued compensation, a severance payment equal to a multiple (from 1.5 to 2.99) of the executive’s annual salary and bonus, continuation in welfare benefit programs from 18 to 36 months, an additional 18 to 36 months service credit for purposes of qualifying for post-retirement health and welfare benefits, payout of certain retirement benefits, and outplacement and tax and financial services. In the event any excise tax is imposed on an executive as a result of payments made under or pursuant to a Severance Protection Agreement, the Company will make a compensatory payment to the executive to cover the tax. For each of the Named Executive Officers, the multiple is 2.99, and welfare benefits will continue for 36 months. Each Severance Protection Agreement provides that the severance payment is in lieu of any other severance compensation to which the executive may be entitled from the Company; however, with respect to any benefits provided under the Severance Protection Agreement, the executive has the option to elect to receive any other benefits to which he or she may otherwise be entitled in lieu of receiving the applicable benefits under the Severance Protection Agreement. Each Severance Protection Agreement has a two-year term and is automatically renewed for an additional year on each anniversary of the date of signing of the Severance Protection Agreement unless the Company or the executive gives notice not to renew at least one year before the scheduled expiration of the term. Notwithstanding the foregoing, in the event of a change of control, the term of each Severance Protection Agreement is automatically extended for two years.

Executive Officers

All executive officers of the Company are elected annually. No executive officer of the Company was selected pursuant to any arrangement or understanding between the officer and any other person. The name, age, offices and positions held for the last five years of the Company’s executive officers as of March 11, 2005, were as follows:

Name, Position and Office	Age

John P. Casey – Vice President of the Company and President of Electric Boat Corporation since October 2003; Vice President of Electric Boat Corporation, October 1996 - October 2003	50
Nicholas D. Chabraja – Chairman of the Board of Directors of the Company and Chief Executive Officer since June 1997; Vice Chairman, December 1996 - May 1997; Executive Vice President, March 1994 - December 1996	62
Gerard J. DeMuro – Executive Vice President and Group Executive, Information Systems and Technology, since October 2003; Vice President of the Company, February 2000 - October 2003; President of General Dynamics C4 Systems, August 2001 - October 2003; President of General Dynamics Communications Systems, September 1999 - August 2001	49
Mark A. Fried – Vice President of the Company since October 2001; President of General Dynamics C4 Systems since November 2003; President of General Dynamics Decision Systems, October 2001 - November 2003; Vice President and General Manager of the Integrated Information Systems Group of Motorola, Inc., January 1997 - October 2001	58
Charles M. Hall – Vice President of the Company and President of General Dynamics Land Systems since September 1999	53
David K. Heebner – Senior Vice President, Planning and Development, since May 2002; Vice President, Strategic Planning, January 2000 - May 2002	60
Michael J. Mancuso – Senior Vice President and Chief Financial Officer since March 1997; Vice President and Chief Financial Officer, November 1994 - March 1997; Vice President and Controller, May 1994 - November 1994	62
Bryan T. Moss – Executive Vice President and Group Executive, Aerospace, since December 2003; President of Gulfstream Aerospace Corporation since April 2003; Vice President of the Company, May 2002 - December 2003; Vice Chairman and Director of Gulfstream Aerospace Corporation, March 1995 - April 2003	65
Walter M. Oliver – Senior Vice President, Human Resources and Administration, since March 2002; Vice President, Human Resources and Administration, January 2001 - March 2002; Senior Vice President, Human Resources, Ameritech Corp., April 1994 - December 2000	59
David A. Savner – Senior Vice President, General Counsel and Secretary since May 1999; Senior Vice President – Law and Secretary, April 1998 - May 1999	60
John W. Schwartz – Vice President and Controller since March 1998	48
Michael W. Toner – Executive Vice President and Group Executive, Marine Systems, since March 2003; Vice President of the Company and President of Electric Boat Corporation, January 2000 - March 2003	61
Arthur J. Veitch – Executive Vice President and Group Executive, Combat Systems, since March 2002; Senior Vice President and Group Executive, Combat Systems, September 1999 - March 2002; Vice President of the Company and President of General Dynamics Land Systems, February 1997 - September 1999; Vice President of the Company and Senior Operating Officer of General Dynamics Land Systems, August 1995 - February 1997	59
Lewis F. Von Thaer – Vice President of the Company and President of General Dynamics Advanced Information Systems since March 2005; Senior Vice President, Operations of General Dynamics Advanced Information Systems, November 2003 - March 2005; Vice President of General Dynamics Advanced Information Systems, October 2001 - November 2003; Senior Vice President of General Dynamics Advanced Technology Systems, April 2000 - October 2001	44

Security Ownership of Management

The following table sets forth information as of March 11, 2005, with respect to the beneficial ownership of Common Stock by (i) each director and nominee for director of the Company, (ii) each of the Named Executive Officers and (iii) all directors and executive officers of the Company as a group. The following table also shows Common Stock equivalents held by these individuals through Company-sponsored benefits programs. Except as otherwise indicated, the persons listed below have the sole voting and investment power with respect to all shares held by them, except to the extent such power may be shared with a spouse.

	Common Stock Beneficially Owned as of March 11, 2005 (a)		Common Stock Equivalents Beneficially Owned (c)	Total Common Stock and Equivalents
Name of Beneficial Owner	Shares Owned (b)	Percentage of Class

Directors and Nominees
Nicholas D. Chabraja	1,620,796	*	0	1,620,796
James S. Crown (d)	8,012,337	4.0%	1,141	8,013,478
Lester Crown (e)	4,495,425	2.2%	0	4,495,425
William P. Fricks	3,783	*	0	3,783
Charles H. Goodman (f)	5,361,948	2.7%	5,336	5,367,284
Jay L. Johnson	3,608	*	0	3,608
George A. Joulwan	15,023	*	2,727	17,750
Paul G. Kaminski	25,334	*	2,011	27,345
John M. Keane	2,023	*	0	2,023
Lester L. Lyles	2,245	*	0	2,245
Carl E. Mundy, Jr.	11,032	*	3,547	14,579
Robert Walmsley	1,505	*	0	1,505

Named Executive Officers
Arthur J. Veitch	230,157	*	0	230,157
Michael J. Mancuso	276,779	*	0	276,779
David A. Savner	191,198	*	0	191,198
Gerard J. DeMuro	87,235	*	0	87,235

Directors and Executive Officers as a Group (25 individuals) (g)	19,831,912	9.9%	14,762	19,846,674
*	Less than 1 percent.
(a)	Includes shares in the SSIP of the Company voted by the directors or other executive officers and also includes shares of Common Stock subject to resale restrictions, for which restrictions have not expired.
(b)	Includes shares subject to options that are either currently exercisable or exercisable within 60 days of the Record Date as follows: (i) Mr. Chabraja – 906,075 shares; Mr. Veitch – 133,875 shares; Mr. Mancuso – 158,875 shares; Mr. Savner – 127,225 shares; and Mr. DeMuro – 63,225 shares; (ii) other directors of the Company – 50,025 shares; and (iii) other executive officers of the Company – 429,203 shares.
(c)	Reflects phantom stock units held by the directors indicated, which phantom stock was received by the directors on December 1, 1999, upon termination of benefits under the former retirement plan for directors.
(d)	Based solely on information provided on behalf of James S. Crown. Of the aggregate 16,701,162 shares of Common Stock held by the Crown and Goodman families, James S. Crown is deemed to be the beneficial owner of 8,012,337 shares. James S. Crown has shared investment and voting power with respect to such 8,012,337 shares. Of the 8,012,337 shares of Common Stock deemed to be beneficially owned by James S. Crown, he disclaims beneficial ownership as to 7,996,574 shares, except to the extent of his beneficial interest in the entities that own these shares.
(e)	Based solely on information provided on behalf of Lester Crown. Of the aggregate 16,701,162 shares of Common Stock held by the Crown and Goodman families, Lester Crown is deemed to be the beneficial owner of 4,495,425 shares. Lester Crown has shared investment and voting power with respect to 4,495,425 shares and holds 2,082 shares in the Company’s SSIP, which, though subject to certain restrictions and conditions, are included in the aggregate for the Crown and Goodman families. Of the 4,495,425 shares of Common Stock deemed to be beneficially owned by Lester Crown, he disclaims beneficial ownership as to 4,028,956 shares, except to the extent of his beneficial interest in the entities that own these shares.
(f)	Based solely on information provided on behalf of Mr. Goodman. Of the aggregate 16,701,162 shares of Common Stock held by the Crown and Goodman families, Mr. Goodman is deemed to be the beneficial owner of 5,361,948 shares. Mr. Goodman has shared investment and voting power with respect to 5,361,948 shares. Of the shares of Common Stock deemed to be beneficially owned by Mr. Goodman, he disclaims beneficial ownership as to 5,340,977 shares, except to the extent of his beneficial interest in the entities that own such shares.
(g)	The shares shown as beneficially owned by Lester Crown, James S. Crown and Mr. Goodman have been consolidated for purposes of this total in order to eliminate duplications.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of March 11, 2005, with respect to the number of shares of Common Stock owned by each person known by the Company to be the beneficial owner of more than 5 percent of the Common Stock.

	Common Stock Beneficially Owned as of March 11, 2005 (a)

Name of Beneficial Owner	Shares Owned	Percentage of Class

Longview Management Group, LLC (b) c/o Gerald Ratner, as Attorney and Agent 222 North LaSalle Street, Suite 2000 Chicago, Illinois 60601	16,701,162	8.3%

Capital Research and Management Company (c) 333 South Hope Street Los Angeles, California 90071	16,174,500	8.1%

The Northern Trust Company (d) 50 South LaSalle Street Chicago, Illinois 60675	15,361,733	7.6%

Wellington Management Company, LLP (e) 75 State Street Boston, Massachusetts 02109	12,287,548	6.1%
(a)	The information for Capital Research and Management Company (“Capital Research”) and Wellington Management Company, LLP (“WMC”) is as of December 31, 2004.
(b)	This information is based solely on information provided on behalf of Lester Crown, James S. Crown and Mr. Goodman. Longview Management Group, LLC (“Longview”), a registered investment advisor, manages the Common Stock held by a number of persons, including Lester Crown, his son, James S. Crown and Mr. Goodman, members of their families, relatives, certain family partnerships, trusts associated with the Crown and Goodman families and other entities (the “Crown Group”). Longview has shared voting and investment power with respect to 16,701,162 shares. James A. Star is the President of Longview and, accordingly, may be deemed to be the beneficial owner of all shares owned by Longview. Mr. Star disclaims beneficial ownership of all such shares. Mr. Star’s address is 222 North LaSalle Street, Suite 2000, Chicago, Illinois 60601. Geoffrey F. Grossman, as sole trustee of The Edward Memorial Trust, is the managing member of Longview and, accordingly, may be deemed to be the beneficial owner of all shares beneficially owned by Longview. Mr. Grossman disclaims beneficial ownership of all such shares. Mr. Grossman’s address is 111 East Wacker Drive, Suite 2800, Chicago, Illinois 60601. The members of the Crown Group disclaim that they are a group for purposes of Section 13(d) of the Exchange Act, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity.
(c)	This information is based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, by Capital Research. As a result of its role as an investment adviser to various investment companies, Capital Research may be deemed to be the beneficial owner of 16,174,500 shares or 8.1 percent of the Common Stock. Capital Research disclaims beneficial ownership of all such shares.
(d)	The Northern Trust Company (“Northern Trust”) is the trustee of the SSIP and the General Dynamics Corporation Hourly Employees’ Savings and Stock Investment Plan. Plan participants have the right to instruct Northern Trust on how to vote the shares of Common Stock allocated to their plan accounts. Northern Trust, as plan trustee, has the right to vote shares for which it does not receive voting instructions.
(e)	This information is based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on March 10, 2005, by WMC. As a result of its role as investment adviser to various clients, WMC may be deemed to be the beneficial owner of 12,287,548 shares or 6.1 percent of the Common Stock. WMC does not have any ownership rights to the securities held by its clients and does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held by its clients.

Selection of Independent Auditors

(Proposal 2)

The Audit Committee of the Board of Directors has selected KPMG as the Company’s independent auditors for 2005. Your Board of Directors is submitting the selection by the Audit Committee of KPMG as the independent auditors for 2005 to an advisory vote of the shareholders. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. Nevertheless, as a good corporate governance practice, your Board has determined to solicit the vote of the shareholders on an advisory basis in making this appointment.

If the shareholders do not vote on an advisory basis in favor of the selection of KPMG as the Company’s independent auditors, the Audit Committee will reconsider whether to engage KPMG but may ultimately determine to engage that firm or another audit firm without re-submitting the matter to shareholders. Even if the shareholders vote in favor of the selection of KPMG, the Audit Committee may in its sole discretion terminate the engagement of KPMG and direct the appointment of another independent auditor at any time during the year.

Audit and Non-Audit Fees

The following table shows aggregate fees for professional audit services rendered by KPMG for the audit of the Company’s annual consolidated financial statements for the years 2004 and 2003, and fees billed for other services rendered by KPMG during those years.

	2004	2003

Audit Fees (a)	$14,575,446	$12,537,462
Audit-Related Fees (b)	1,443,084	2,707,772
Tax Fees (c)	1,431,795	1,394,610
All Other Fees (d)	0	0

Total Fees	$17,450,325	$16,639,844

(a)	Audit Fees are fees for professional services performed by KPMG for the audit of the Company’s consolidated annual financial statements and review of the Company’s consolidated quarterly financial statements. These fees also include fees for services that are normally provided in connection with statutory and regulatory filings. For 2004, Audit Fees also include the audit of internal control over financial reporting. For 2003, Audit Fees include $4,600,000 for KPMG’s audit of the Company’s 2000 and 2001 financial statements. KPMG was required to audit financial statements previously audited by Arthur Andersen LLP when the Company exited its undersea fiber-optic cable-laying business because Arthur Andersen was no longer able to perform audit services for the Company.
(b)	Audit-Related Fees are fees for assurance and related services performed by KPMG that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. For 2004 and 2003, these fees consist primarily of fees for professional services provided to assist the Company with the documentation of the processes and controls required by the Sarbanes-Oxley Act of 2002, as well as fees for benefit plan audits, acquisition and divestiture-related audits, and consents and comfort letters related to registration statements.
(c)	Tax Fees are fees for professional services performed by KPMG for tax compliance, tax advice and tax planning. For 2004 and 2003, these fees consist primarily of fees for tax return preparation and review, tax compliance services for expatriates, services relating to compliance with international transfer pricing regulations and advice regarding tax implications of certain transactions.
(d)	All Other Fees are fees for permissible professional services performed by KPMG that are not included in the above categories.

Auditor Independence.    The Audit Committee has considered whether the services rendered by KPMG, except for services connected to its audit of the Company’s annual consolidated financial statements and review of the quarterly consolidated financial statements, are compatible with maintaining KPMG’s independence. Representatives of KPMG are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Policy on Pre-Approval.    The Company and the Audit Committee are committed to ensuring the independence of the independent auditors, both in fact and in appearance. Therefore, in accordance with the applicable rules of the Securities and Exchange Commission, the Audit Committee has established policies and procedures for pre-approval of all audit and permitted non-audit services provided by its independent auditors. At or before the Audit Committee meeting in March of each year, the Audit Committee determines whether to approve all audit and permitted non-audit services proposed to be performed during the following 12 months (including an estimate of fees) by the independent auditors. If other audit or permitted non-audit services not included in the pre-approved services are required during the year, such services, subject to a de minimis exception for non-audit services, must be approved in advance by the Audit Committee. The Audit Committee may delegate authority to grant pre-approvals to its chair or a subcommittee as it deems appropriate, subject to a reporting obligation to the Audit Committee.

Your Board of Directors unanimously recommends a vote FOR this proposal.

Shareholder Proposal – Vote on Future Severance Agreements

(Proposal 3)

The Company has been advised by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, owner of at least 50 shares of Common Stock, that he intends to present at the Annual Meeting the following shareholder proposal. The Company is not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponent. The Company’s reasons for opposing the proposal are also presented below.

Proposal and Supporting Statement

3 – Vote on Future Golden Parachutes

RESOLVED: Shareholders request that our Board seek shareholder approval for future golden parachutes for senior executives. This applies to benefits exceeding 299% of the sum of the executive’s base salary plus bonus. Future golden parachutes include agreements renewing, modifying or extending existing severance agreements or employment agreements with golden parachute or severance provisions.

This includes that golden parachutes are not given for a change in control or merger which is approved but is not completed. Or for executives who transfer to a successor company. This proposal would include to the fullest extent each golden parachute that our Board has or will have the power to grant or modify.

Our company would have the flexibility of seeking approval after tentative agreement on golden parachutes.

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif. 90278 submitted this proposal.

51% Yes-Vote

The 26 shareholder proposals voted on this topic achieved an impressive 51% average yes-vote in 2004.

Advancement Begins with a First Step

I believe that the need to take at least the above RESOLVED step is reinforced by viewing our overall corporate governance fitness which is not impeccable. For instance in 2004 it was reported (some accompanying concerns are included):

•    2003 CEO pay of $12 million including stock option grants.

Source: Executive PayWatch Database,

http://www.aflcio.org/corporateamerica/paywatch/ceou/database.cfm

  Plus $35 million in unexercised stock options from previous years.

•    George Joulwan was designated a “problem” director by The Corporate Library (TCL), an independent investment research firm in Portland, Maine. Reason: Mr. Joulwan was the chairperson of the committee that set executive compensation at General Dynamics, which received a CEO Compensation rating of “F” by TCL.

•    Furthermore “problem director” George Joulwan served on our 4-member Audit Committee. Another Audit Committee member had 30-years board tenure – independence concern plus he was age 78.

•    Our company received TCL’s Overall Board Effectiveness rating of “D”. TCL said that overall our company’s Board Effectiveness Rating suggests that the weakness of the board contributed a HIGH degree of investment, credit or underwriter risk to this stock [emphasis not added].

•    Three directors had non-director connections to our company – independence concern.

•    Three directors each owned from zero (0) to 359 shares of stock – commitment concern.

•    We had no Lead Director or Independent Chairman.

•    Our full Board met only 7-times in a year.

•    Our board can still adopt a poison pill and shareholders would have no right to vote on it within a reasonable time such as four months.

Golden parachutes can allow our executives to walk away with millions even if our shareholder value languishes during their tenure. One example of questionable golden parachutes was the $150 million in parachutes for Northrop Grumman executives after a proposed merger with Lockheed Martin fell apart. Major institutional investors such as CalPERS recommend approval of this proposal topic.

Vote on Future Golden Parachutes

Yes on 3

Statement by the Board of Directors AGAINST this Shareholder Proposal

This shareholder proposal is sufficiently imprecise and so poorly written that it is not clear to the Company what its shareholders are being asked to approve. For this reason and the reasons set forth hereinafter, your Board of Directors unanimously recommends that shareholders vote against this shareholder proposal. Your Board believes that executive severance agreements are an important tool for the Company to use to recruit and retain highly qualified senior executives. As the proponent correctly points out, if not properly structured, severance agreements can have unintended consequences that are not in the best interests of shareholders. Accordingly, the Severance Protection Agreements at General Dynamics are structured to protect both the interest of the executive and the interests of our shareholders. The form of Severance Protection Agreement described on page 26 of this Proxy Statement is on file with the Securities and Exchange Commission and is available for your review.

The Compensation Committee is Appropriately Authorized to Determine Executive Compensation.    Management of the business and affairs of the Company is vested by statute in the Board of Directors. Moreover, review and approval of compensation and related agreements is vested by the Company’s governing documents in the Board. The governing documents provide that the Compensation Committee of the Board determines executive compensation and is consulted with respect to any agreements that are entered into with senior executives of the Company. The Compensation Committee is composed entirely of non-employee directors that qualify as “independent” directors in accordance with the rules of the New York Stock Exchange and as defined by the Director Independence Guidelines of the Company. All of the Committee members fully recognize their responsibility to make thoughtful decisions regarding executive compensation and severance arrangements in the exercise of their fiduciary duties under Delaware law and in a manner they believe to be in the best interests of General Dynamics and its shareholders. Accordingly, your Board believes that decisions of the type covered by this proposal should remain with the Compensation Committee and the Board, who are in the best position to assess appropriate compensation practices.

The Company’s Severance Protection Agreements Provide for Reasonable Payments Only Upon Consummation of Specific Events.    The Company’s Severance Protection Agreements provide for severance payments equal to 1.5 to 2.99 times the annual salary and bonus of each covered executive. In addition, unlike the example referenced in this proposal, the Company’s Severance Protection Agreements are only triggered by the actual consummation of a change in control event. Once a change in control event has been consummated, the Severance Protection Agreements contain additional specific criteria that must be met before benefits can be paid. Based on our interpretation of this proposal, the existing Severance Protection Agreements or future severance agreements containing similar criteria would be sufficiently differentiated from those referenced in the proponent’s statement as to make them not subject to shareholder approval under this proposal. Any decision by the Board to modify these criteria in any future severance agreements would be made only after careful and thoughtful deliberation, in light of all circumstances then prevailing, in accordance with the Board’s fiduciary duties under Delaware law and in a manner the Board believes to be in the best interests of the Company and its shareholders.

Executive Severance Agreements Are Reasonable, Appropriate and Useful Tools That Help Protect Shareholders’ Interests.    Your Board believes executive severance agreements that provide reasonable severance benefits to senior executives following a change in control are reasonable and appropriate. Your Board further believes that, contrary to the arguments presented in this shareholder proposal, severance agreements with senior executives protect shareholder interests by stabilizing management in periods of uncertainty. In addition, executive severance agreements are an important tool for companies to use in recruiting and retaining highly qualified senior executives and to motivate senior executives to focus on shareholder returns. Inhibiting their use by imposing significant impediments on the extension of certain severance compensation could hamper the Company’s ability to respond effectively to competitive conditions in the employment market.

This Proposal Would Create an Impractical, Onerous and Restrictive Administrative Requirement.    Your Board believes that obtaining shareholder approval after the material terms of a severance agreement are agreed, as this shareholder proposal suggests, is impractical. This proposal would require the Company to incur significant delay and expense either to convene a special meeting of shareholders to vote on a severance agreement or to finalize the agreement only after shareholder approval at an annual shareholder meeting. This delay would place General Dynamics at a competitive disadvantage in attracting executives because of the uncertainty of whether shareholders would approve a particular agreement.

On a final note, your Board strongly takes issue with the tone and content of the statements in support of this shareholder proposal. We believe it is both inappropriate and disingenuous to include this type of selective and misleading material in reference to the compensation of General Dynamics’ Chairman and Chief Executive Officer and the governance of the Company. The proponent’s selective recounting of opinions without context from a single, subjective governance report that purport to suggest poor corporate governance is a disservice to the Company’s shareholders. General Dynamics has received excellent governance ratings from numerous professional organizations. In addition, in an effort to maintain the already strong alliance between the interests of the Company’s shareholders and management, the Board and management have undertaken many efforts to ensure that the Company’s corporate governance policies are strong, comprehensive and transparent. Furthermore, the Board regularly re-evaluates these corporate governance policies to ensure compliance with rules and regulations of governmental authorities, and benchmarks those policies against the best practices of other public companies.

Regarding Chief Executive Officer compensation, the Compensation Committee has articulated the Company’s compensation system in its Report on Executive Compensation on page 14 of this Proxy Statement. This system has been carefully constructed with incentives designed to closely align the interests of management at all levels with those of the Company’s shareholders. Much of this compensation is directly tied to the performance of the Company’s Common Stock, which has delivered a total return in excess of 220 percent since 1997 when this Chairman and Chief Executive Officer assumed his current responsibilities. Moreover, as described on page 12 of this Proxy Statement, the Chairman and Chief Executive Officer, as well as all officers of the Company, are required to retain a significant portion of their equity compensation in the Common Stock of the Company for the duration of their employment, giving them a significant stake in the Company’s success.

Your Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Shareholder Proposal – Foreign Military Sales

(Proposal 4)

The Company has been advised by representatives of the Loretto Literary & Benevolent Institution, owner of 200 shares of Common Stock; representatives of Sisters of Mercy of the Americas, Regional Community of Detroit Charitable Trust, owner of 950 shares of Common Stock; representatives of the Congregation of Sisters of St. Agnes, owner of 20 shares of Common Stock; and representatives of the Congregation of the Sisters of Charity of the Incarnate Word, Houston, owner of at least 100 shares of Common Stock, that they intend to present at the Annual Meeting the following shareholder proposal. The Company will provide the addresses of the proponents to any shareholder promptly upon receiving an oral or written request for such information. The Company is not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponents. The Company’s reasons for opposing the proposal are also presented below.

Proposal and Supporting Statement

GENERAL DYNAMICS – FOREIGN MILITARY SALES

WHEREAS the United States exports weapons and related military services through foreign military sales (government-to-government), direct commercial weapons sales (U.S. companies to foreign buyers), equipment leases, transfers of excess defense articles and emergency drawdowns of weaponry.

The United States was the leader in total worldwide sales in 2002, with about $13.3 billion, or 45.5% of global conventional weapons deals, a rise from $12.1 billion in 2001. Of that, $8.6 billion was to developing nations, or about 48.6%. (“Conventional Arms Transfers to Developing Nations, 1995-2002,” Congressional Research Service, Report for Congress, 9/2003).

In a number of recent United States combat engagements (e.g., the first Gulf War, Somalia, Afghanistan and Iraq), our troops faced adversaries who had previously received U.S. weapons or military technology.

In Fiscal Year 2003, General Dynamics was ranked as 5th largest Department of Defense contractor with $7.3 billion in contracts. (Government Executive, August 15, 2004).

RESOLVED: Shareholders request that the Board of Directors provide within six months of the annual meeting, a comprehensive report, at reasonable cost and omitting proprietary and classified information, of General Dynamics’ foreign sales of weapons-related products and services.

SUPPORTING STATEMENT

We believe with the American Red Cross that “the greater the availability of arms, the greater the violations of human rights and international humanitarian law.” Global security is security of all people. Weapons sold to one country at a certain time can become a threat to our own security, as we have seen several times in our recent history.

Therefore, we believe it is reasonable that the report include:

1.	Processes used to determine and promote foreign sales;
2.	Criteria for choosing countries with which to do business;
3.	Procedures used to negotiate foreign arms sales, government-to-government and direct commercial sales and the percentage of sales for each category;
4.	Categories of military equipment or components, including dual use items exported for the past three years, with as much statistical information as permissible; contracts for servicing/maintaining equipment; offset agreements; and licensing and/or co-production with foreign governments.

Statement by the Board of Directors AGAINST the Shareholder Proposal

The Company’s business includes the development and supply of products and technologies under contracts with the U.S. Department of Defense. Your Board is committed to doing business in full compliance with all laws and governmental policies relating to the sale or transfer of products and technologies to foreign entities. Defense products and technologies cannot be sold to or transferred outside of the United States without the approval of the U.S. government. Since defense and foreign policy decisions, including the number and kinds of arms that may be sold abroad, as well as the manner in which they may be sold, are made by national legislative and executive governmental officials responsible for determining and advancing our national interests, the substance of the matter raised in this proposal is more properly addressed by the appropriate governmental officials.

Your Board also believes that information regarding most military exports is already adequately disclosed through the news media and U.S. government provided information. Your Board does not believe that the costly collection and dissemination of the requested data would meaningfully add to the information already available to shareholders.

Your Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Other Information

Additional Shareholder Matters

If any other matters properly come before the Annual Meeting, the proxies grant the proxy holders discretionary authority to vote on the matters, except to the extent the discretion may be limited under Rule 14a-4(c) of the Exchange Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, as well as persons who are beneficial owners of more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange, and to furnish the Company with copies of these forms. To the Company’s knowledge, based solely on its review of the copies of Forms 3, 4 and 5 submitted to it, the Company believes that all the officers and directors of the Company complied with all filing requirements imposed by Section 16(a) of the Exchange Act during 2004. Currently, there are no persons who hold more than 10 percent of the Common Stock of the Company.

Shareholder Proposals for 2006 Annual Meeting of Shareholders

The 2006 annual meeting of shareholders is scheduled to be held on May 3, 2006, which is within 30 days of the anniversary date of the 2005 Annual Meeting. Accordingly, assuming the 2006 annual meeting is held as scheduled, if you intend to present a proposal at the 2006 annual meeting, you must submit the proposal in writing and file it with the Corporate Secretary of the Company no later than November 18, 2005, in order for it to be considered for inclusion in the proxy materials to be distributed in connection with the 2006 annual meeting. The proposal, including any accompanying supporting statement, may not exceed 500 words.

If you intend to present a proposal at the 2006 annual meeting of shareholders that is not to be included in the proxy materials for the 2006 annual meeting, you must comply with the requirements established in the Company’s By-Laws, which require that a shareholder submit a written notice to the Corporate Secretary of the Company. This notice must be received at the principal executive offices of the Company not less than 90 days, and no more than 120 days, before the anniversary of the preceding year’s annual meeting. However, in the event that the annual meeting is more than 30 days before or more than 70 days after the anniversary date, or other prior public disclosure of the date of the meeting, notice of the proposal must be received no more than 120 days, and not less than the later of 90 days before the annual meeting or 10 days after notice or public disclosure of the meeting date. Since the 2006 annual meeting of shareholders is scheduled for May 3, 2006, the deadline for timely submission of a proposal by a shareholder for consideration at the annual meeting is currently between the dates of January 4, 2006, and February 3, 2006.

Annual Report on Form 10-K

The Annual Report, which includes the Company’s Form 10-K, accompanies this Proxy Statement, but is not considered a part of the proxy solicitation material. The Company will furnish to any shareholder, without charge, a copy of its Annual Report for the year ended December 31, 2004, as filed with the Securities and Exchange Commission. A copy of this report can be obtained upon oral or written request to Investor Relations, General Dynamics Corporation, 2941 Fairview Park Drive, Falls Church, Virginia 22042, 703-876-3000. The Form 10-K and other public filings are also available through the Securities and Exchange Commission’s website (www.sec.gov) and on the Company’s website (www.generaldynamics.com).

Delivery of Documents to Shareholders Sharing an Address

In accordance with a previous notice sent to eligible shareholders who share a single address where shares are held through the same nominee (e.g., all accounts are at the same brokerage firm), only one Annual Report and Proxy Statement is being delivered to that address unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report and/or this Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered. Similarly, such shareholders can request to be sent a separate copy of the Company’s annual report and/or proxy statement in the future or, if multiple copies of the annual report and proxy statement are being delivered to a single address, shareholders can request to be sent a single copy of the annual report and proxy statement in the future. To make any such requests, please phone 703-876-3000 or write to David A. Savner, Corporate Secretary, General Dynamics Corporation, at the above address.

Falls Church, Virginia

March 18, 2005

C/O EQUISERVE TRUST COMPANY N.A. P.O. BOX 8694 EDISON, NJ 08818-8694 General Dynamics Corporation encourages you to take advantage of one of the convenient ways by which you can vote your shares for matters to be covered at the 2005 Annual Meeting of Shareholders. You can vote your shares electronically through the Internet or by telephone, either of which eliminates the need to return the proxy card. If you do not wish to vote through the Internet or by telephone, you can vote by mail by following the instructions on the proxy card below. VOTER CONTROL NUMBER Your vote is important. Please vote immediately. Vote-by-Internet 1. Log on to the Internet and go to http://www.eproxyvote.com/gd 2. Enter the Voter Control Number printed in the box above and follow the specified instructions. OR Vote-by-Telephone 1. On a touch tone telephone, call toll-free 1-877-PRX-VOTE (1-877-779-8683). Outside the U.S. call 1-201-536-8073. 2. Enter the Voter Control Number printed in the box above and follow the recorded instructions. THE INTERNET AND TELEPHONE VOTING FACILITIES CLOSE AT 11:59 P.M. EASTERN TIME ON MAY 3, 2005. If you vote over the Internet or by telephone, please do not mail your proxy card unless you are revoking an earlier submitted proxy. DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL Please mark votes as in this example. 3515 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2. FOR WITHHELD 1. Election of Directors (See reverse) FOR AGAINST ABSTAIN 2. Selection of Independent Auditors For, except vote withheld for the following nominee(s): THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 AND 4. FOR AGAINST ABSTAIN 3. Shareholder proposal with regard to Future Severance Agreements 4. Shareholder proposal with regard to Foreign Military Sales I WILL BE ATTENDING THE MEETING AND REQUEST AN ADMISSION CARD. TO VOTE BY MAIL, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. SIGNATURE(S): DATE: _____ NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR IN ANY OTHER REPRESENTATIVE CAPACITY, PLEASE GIVE FULL TITLE AS SUCH.

DIRECT DEPOSIT NOTICE General Dynamics Corporation and EquiServe remind you of the opportunity to have your quarterly dividends electronically deposited into your checking or savings account. The main benefit of direct deposit to you is knowing that your dividends are in your account on the payable date. Telephone inquiries regarding your stock, including registration for direct deposit of dividends, should be made to EquiServe’s automated Toll-Free Telephone Response Center at 1-800-519-3111. DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL GENERAL DYNAMICS CORPORATION PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 4, 2005 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION The undersigned hereby appoints NICHOLAS D. CHABRAJA, MICHAEL J. MANCUSO and DAVID A. SAVNER, and each of them, as proxy or proxies, with full power of substitution, to vote all shares of common stock, par value $1.00 per share, of GENERAL DYNAMICS CORPORATION, a Delaware corporation, that the undersigned is entitled to vote at the 2005 Annual Meeting of Shareholders, and at any adjournment or postponement thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the annual meeting, all as more fully described in the Proxy Statement for the 2005 Annual Meeting of Shareholders. 1. Director Nominees: (01) N.D. Chabraja, (02) J.S. Crown, (03) L. Crown, (04) W.P. Fricks, (05) C.H. Goodman, (06) J.L. Johnson, (07) G.A. Joulwan, (08) P.G. Kaminski, (09) J.M. Keane, (10) L.L. Lyles, (11) C.E. Mundy, Jr. and (12) R. Walmsley THIS PROXY WHEN PROPERLY EXECUTED AND TIMELY RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES NAMED ABOVE, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THIS PROXY IS PROPERLY EXECUTED AND TIMELY RETURNED BUT NO DIRECTION IS MADE HEREON, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4. P R O X Y SEE REVERSE SIDE